PCAOB Registered Auditors – www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form S-1/A of ROID Group, Inc. of our report dated April 2, 2015 on our audit of the financial statements of ROID Group, Inc. as of December 31, 2014 and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2014 and from inception on December 4, 2013 through December 31, 2014, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

October 7, 2015

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